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                                                                    Exhibit 23.1

                        Independent Accountants' Consent

The Board of Directors
Yardville National Bancorp:

We consent to incorporation by reference in the registration statements
(No. 33-98076, No. 333-28193 and No. 333-71741) on Form S-8 of Yardville
National Bancorp of our report dated January 25, 2001, relating to the consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000 annual report on Form 10-K of Yardville National Bancorp.

                                    KPMG LLP



Princeton, New Jersey
March 30, 2001